Exhibit 23.5

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

December 20, 2024

Petróleo Brasileiro S.A.—Petrobras

Av. Henrique Valadares, 28

Rio de Janeiro, RJ 20231-030

Brazil

Petrobras Global Finance B.V.

Weena 798C, 23rd floor, Room A, 3014 DA

Rotterdam, the Netherlands

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth in the Registration Statements on Form F-3, filed on the date hereof by Petróleo Brasileiro S.A.—Petrobras and Petrobras Global Finance B.V., under the heading “Experts,” and to the incorporation by reference of our report of third party dated February 7, 2024, contained in “Exhibit 99.1” to, and the other references to our firm included in, the Annual Report on Form 20-F of Petróleo Brasileiro S.A.—Petrobras for the year ended December 31, 2023.

Very truly yours,

By:	/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716